Exhibit 10.19

STOCK AND UNIT PURCHASE AGREEMENT

THIS STOCK AND UNIT PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 7, 2021 by and among Definitive Healthcare Corp., a Delaware corporation (the “Company”) and certain persons listed on Schedule I hereto (each such securityholder a “Seller” and collectively, the “Sellers”).

BACKGROUND

A.    The Board of Directors of the Company (the “Board”) has determined to effect an underwritten initial public offering (the “Initial Public Offering”) of shares of Class A Common Stock of the Company, $0.001 par value per share (the “Class A Common Stock”).

B.    In connection with the Initial Public Offering, the Company, AIDH Topco LLC, a Delaware limited liability company (“Definitive OpCo”), and the direct and indirect equityholders of Definitive OpCo, including the Sellers, will effect a series of transactions (collectively, the “Reorganization Transactions”) to effect a corporate structure in connection with the Initial Public Offering that is commonly referred to as an “Up-C” structure, including (i) the Company amending and restating its certificate of incorporation to authorize the issuance of Class A Common Stock and Class B Common Stock of the Company, no par value per share (the “Class B Common Stock”) (such shares of Class B Common Stock shall not be entitled to economic interests in the Company), (ii) Definitive OpCo being a direct subsidiary of the Company, (iii) the Class A Units and Class B Units of Definitive OpCo being converted and reclassified into a single class of LLC Units of Definitive OpCo (“LLC Units”), which, subject to certain restrictions, will be exchangeable for shares of Class A Common Stock on a one-for-one basis and (iv) each LLC Unit being economically equivalent to a share of Class A Common Stock.

C.    Following the consummation of the Reorganization Transactions, certain Sellers will hold shares of Class A Common Stock in the Company and certain Sellers will hold LLC Units in Definitive OpCo.

D.    The Sellers intend to sell to the Company, and the Company intends to purchase from the Sellers, in a private, non-underwritten transaction, a portion of the shares of Class A Common Stock and LLC Units held by the Sellers, as applicable, as set forth opposite such Seller’s name on Schedule I hereto (the “Firm Purchased Equity Interests”) at the price and upon the terms and conditions provided in this Agreement.

E.    The Company will use a portion of the net proceeds received in the Initial Public Offering to complete the transactions contemplated by this Agreement.

F.    In order to effect the Initial Public Offering, the Company will enter into an Underwriting Agreement with Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Barclays Capital Inc., as representatives of the several underwriters named therein (the “Underwriters”) and the Underwriters will have the option to purchase at one or more times, up to an additional 2,333,333 shares of Class A Common Stock in the aggregate in the Initial Public Offering pursuant to the Underwriting Agreement (each, an “Over-Allotment Option”).

G.    In connection with each exercise of an Over-Allotment Option by the Underwriters, each Seller will sell to the Company an additional number of shares of Class A Common Stock and LLC Units, as applicable, (the “Option Purchased Equity Interests,” and together with the Firm Purchased Equity Interests, the “Purchased Equity Interests”), at the price and upon the terms and conditions provided in this Agreement.

H.    The Company and the Sellers agree that the transactions contemplated by this Agreement are being undertaken to reduce each Seller’s interest in the Company after the Initial Public Offering.

AGREEMENT

1.	Purchase of Company and Definitive OpCo Equity Interests.

(a)    The per share or unit purchase price, as applicable, for each Purchased Equity Interest to be purchased by the Company pursuant to Section 1(b) shall be equal to the price at which the shares of Common Stock are sold in the Initial Public Offering, less any underwriting discounts and commissions and in the case of any Option Purchased Equity Interest, less an amount per Option Purchased Equity Interest equal to any dividends or distributions declared by the Company and payable on Underwritten Shares (as defined in the Underwriting Agreement but not payable on the Option Shares (as defined in the Underwriting Agreement) (the “Per Equity Interest Purchase Price”).

(b)    At the Initial Closing (as defined below) and subject to the satisfaction of the terms and conditions set forth herein, each Seller hereby agrees to sell, and the Company hereby agrees to purchase from each of them, each Firm Purchased Equity Interest at the Per Equity Interest Purchase Price.

(c)    If the Underwriters exercise an Over-Allotment Option, at an Option Closing (as defined below) and subject to the satisfaction of the terms and conditions set forth herein, each Seller shall sell, and the Company shall purchase from each of them at the Per Equity Interest Purchase Price, an additional number of shares of Class A Common Stock or LLC Units (rounded to the nearest whole number), as applicable, equal to (i) the aggregate proceeds the Company receives from the Underwriters pursuant to such Over-Allotment Option divided by the Per Equity Interest Purchase Price multiplied by (ii) such Seller’s Pro Rata Percentage of Over-Allotment Proceeds as set forth opposite such Seller’s name on Schedule I hereto. For the avoidance of doubt, any Option Purchased Equity Interests to be purchased pursuant to this Agreement as a result of an Over-Allotment Option shall constitute Purchased Equity Interests for all purposes under this Agreement.

(d)    In connection with any purchase of LLC Units by the Company pursuant to this Agreement, the corresponding shares of and Class B Common Stock be retired and canceled for no consideration.

(e)    The obligations of each Seller to sell its Firm Purchased Equity Interests to the Company at the Initial Closing shall be conditioned upon each of (i) the consummation of the Reorganization Transactions prior to or substantially concurrently with the transactions contemplated by this Agreement, (ii) the consummation of the Initial Public Offering immediately prior to the transactions contemplated by this Agreement pursuant to the Underwriting Agreement, which such date shall be no later than ten business days after the date of this Agreement, and (iii) each of the representations and warranties made by the Company in Section 2 being true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the Initial Closing (the “Initial Closing Date”), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

(f)    The obligations of the Company to purchase a Seller’s Equity Interests at the Initial Closing shall be conditioned upon each of (i) the consummation of the Reorganization Transactions prior to or substantially concurrently with the transactions contemplated by this Agreement, (ii) the consummation of the Initial Public Offering immediately prior to the transactions contemplated by this Agreement pursuant to the Underwriting Agreement no later than ten business days from the date of this Agreement, and (iii) each of the representations and warranties made by such Seller in Section 3 being true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein) as of the Initial Closing Date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

(g)    The obligations of each Seller to sell its Option Purchased Equity Interests to the Company at an Option Closing (if other than at the Initial Closing) shall be conditioned upon each of the representations and warranties made by the Company in Section 2 being true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of such Option Closing (the “Option Closing Date”), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.

(h)    The obligations of the Company to purchase a Seller’s Equity Interests at the Initial Closing shall be conditioned upon each of (i) the consummation of the Reorganization Transactions prior to or substantially concurrently with the transactions contemplated by this Agreement, (ii) the consummation of the Initial Public Offering immediately prior to the transactions contemplated by this Agreement pursuant to the Underwriting Agreement no later than ten business days from the date of this Agreement, and (iii) each of the representations and warranties made by such Seller in Section 3 being true and correct (disregarding all qualifications or limitations as to “materially”, “Material Adverse Effect” and words of similar import set forth therein) as of the Initial Closing Date, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

(i)    The closing of the transactions contemplated by Section 1(b) (the “Initial Closing”) shall occur immediately after the closing of the Initial Public Offering, or at such other time or place after the Initial Public Offering as may be agreed upon by the Company and the Sellers. At the Initial Closing, the Sellers shall deliver to the Company customary duly executed stock powers or other transfer instruments relating to the applicable Initial Purchased Equity Interests, and the Company agrees to deliver to the Sellers an aggregate dollar amount equal to the product of the Per Equity Interest Purchase Price and the total number of applicable Initial Purchased Equity Interests by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth opposite such Seller’s name on Schedule II hereto.

(j)    The closing of any transactions contemplated by Section 1(c), which for the avoidance of doubt may be at the same time as the Initial Closing (a “Option Closing”) shall occur as promptly as practicable following the Company’s receipt of proceeds from the Underwriters pursuant to such Over-Allotment Option, or at such other time or place as may be agreed upon by the Company and the Sellers. At such Option Closing, the Sellers shall deliver to the Company customary duly executed stock powers or other transfer instruments relating to the applicable Option Purchased Equity Interests, and the Company agrees to deliver to the Sellers an aggregate dollar amount equal to the product of the Per Equity Interest Purchase Price and the total number of applicable Option Purchased Equity Interests by wire transfer of immediately available funds pursuant to the wire transfer instructions set forth opposite such Seller’s name on Schedule II hereto.

(k)    Notwithstanding any other provision in this Agreement, the Company and its agents and affiliates shall have the right to deduct and withhold taxes from any payments to be made to any Seller pursuant to this Agreement if, in their opinion, such withholding is required by law, and shall be provided with any necessary tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, and any similar information. To the extent that any of the aforementioned amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of the payments in respect of which such deduction and withholding was made.

2.

Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Sellers as of the Initial Closing Date and each Option Closing Date, as the case may be, that:

(a)    All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by the Company of this Agreement and for the purchase and receipt of the applicable Purchased Equity Interests to be purchased by the Company hereunder, have been obtained; and the Company has full right, power and authority to enter into this Agreement and to purchase and receive the applicable Purchased Equity Interests to be purchased by the Company hereunder.

(b)    The Company is a corporation duly organized and existing under the laws of the State of Delaware.

(c)    This Agreement has been duly authorized, executed and delivered by the Company.

(d)    The compliance by the Company with this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the material terms or provisions of, or constitute a default under any material indenture, material mortgage, material deed of trust, material loan agreement or other material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate any provision of the certificate of incorporation or by-laws, or other organizational documents, as applicable, of the Company or its subsidiaries or (iii) violate any applicable statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; except, in the case of clauses (i), (ii) and (iii), as would not reasonably be expected to have a material adverse effect on the business, management, financial position or results of operations of the Company and its subsidiaries, taken as a whole or the ability of the Company to consummate the transactions contemplated by this Agreement.

3.

Sellers Representations. In connection with the transactions contemplated hereby, each of the Sellers, severally and not jointly, represents and warrants to the Company as of the Initial Closing Date and each Option Closing Date, as the case may be, that:

(a)    All consents, approvals, authorizations and orders necessary for the execution and delivery by such Seller of this Agreement and for the sale and delivery of the applicable Purchased Equity Interests to be sold by such Seller hereunder, have been obtained; and such Seller have full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the applicable Purchased Equity Interests to be sold by such Seller hereunder.

(b)    This Agreement has been duly authorized, executed and delivered by such Seller.

(c)    The sale of the applicable Purchased Equity Interests to be sold by such Seller hereunder and the compliance by such Seller with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, material mortgage, material deed of trust, material loan agreement or other material agreement or instrument to which such Seller is a party or by which such Seller is bound or to which any of the property or assets of such Seller is subject, (ii) violate any provision of organizational documents of such Seller, if applicable or (iii) violate any applicable statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Seller or any of its properties; except, in the case of clauses (i), (ii) and (iii), as would not reasonably be expected to have a material adverse effect the ability of such Seller to consummate the transactions contemplated by this Agreement.

(d)    Immediately prior to the delivery of the applicable Purchased Equity Interests to the Company at the Initial Closing or Option Closing, as applicable, such Seller holds and will hold valid title to the applicable Purchased Equity Interests, and holds and will hold such applicable Purchased Equity Interests free and clear of all liens, encumbrances, equities or claims, except for any encumbrances imposed under applicable securities laws, the organizational documents of the Company or Definitive OpCo or under any other agreement executed in connection with the Reorganization Transactions.

(e)    Such Seller (either individually or each together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by this Agreement. Such Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement as such Seller has requested. Such Seller has received all information that it believes is necessary or appropriate in connection with the transactions contemplated by this Agreement. Such Seller acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Sellers in this Agreement.

4.

Termination. This Agreement shall automatically terminate and be of no further force and effect in the event that any of the conditions set forth in Section 1(e)(i) or Section 1(e)(ii) of this Agreement is not satisfied.

5.

Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile or electronic mail to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Company:

Definitive Healthcare Corp.

550 Cochiuate Rd

Framingham, MA 01701

Attention: David M. Samuels

E-mail: dsamuels@definitivehc.com

with a copy, which shall not constitute notice, to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Alexander D. Lynch, Barbra J. Broudy and Marilyn F. Shaw

Email: alex.lynch@weil.com; barbra.broudy@weil.com;

marilynfrench.shaw@weil.com

If to a Seller, to the address set forth on Schedule II opposite the name of such Seller.

6.	Miscellaneous.

(a)    Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)    Severability. If any term or other provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

(c)    No Prior Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) among the parties hereto with respect to the subject matter hereof.

(d)    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

(e)    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of the Sellers and the Company and their respective successors and permitted assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

(f)    No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g)    Governing Law; Jurisdiction. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the parties to this Agreement (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in Wilmington, Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in Wilmington, Delaware), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement in any other court, tribunal, forum or proceeding. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties to this Agreement agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h)    Remedies. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(i)    Amendment and Waiver. The provisions of this Agreement may be amended or waived at any time only by the written agreement of the Sellers and the Company. Any waiver, permit, consent or approval of any kind or character on the part of any such holders of any provision or condition of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in writing. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

(j)    Further Assurances. Each of the Company and the Sellers shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(k)    Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(l)    Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or PDF file (portable document file format), and such facsimile or PDF file will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Company:

DEFINITIVE HEALTHCARE CORP.

By:	/s/ Jason Krantz
Name:	Jason Krantz
Title:	Chief Executive Officer

Sellers:

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Stock and Unit Purchase Agreement]